IntelGenx Announces Appointment of New Director

Saint Laurent, Quebec-(August 5, 2015) - IntelGenx Technologies Corp. (TSXV: IGX) (OTCQX: IGXT) (the "Company" or "IntelGenx") today announced that Mr. Clemens Mayr has accepted his appointment to serve on the Company’s Board of Directors.

Since 2006, Clemens Mayr is a partner of McCarthy Tétrault LLP, a leading Canadian law firm. His practice focusses on M&A and capital markets, both domestic and cross-border. In the course of his practice he has advised corporations and boards in numerous industries, including in particular life-sciences and technology. He currently also serves on the board of partners of McCarthy Tétrault LLP and on the board of directors of the Institute of Corporate Directors (Quebec Chapter). He is also the chair of the Legal Advisory Committee of the AMF (the Québec securities regulatory authority).

Mr. Mayr was born in Innsbruck, Austria. He received his LLB from the Universite de Montreal in 1990 and was called to the Quebec bar in 1991.

“We are very pleased to add the support of Clemens Mayr to our board,” said Dr. Horst G. Zerbe, President and CEO of IntelGenx. "As we prepare for the next level of growth and profitability, we are strengthening our board and management team to position the company for long-term success going forward. “With his strong background and experience in M&A, capital markets, and corporate governance, Mr. Mayr is uniquely qualified to provide guidance to the Company’s executive management in the execution of its growth strategy," added J. Bernard Boudreau, Chairman of the Corporate Governance and Nominating Committee.

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' development pipeline includes products for the treatment of indications such as severe depression, hypertension, erectile dysfunction, migraine, insomnia, CNS indications, idiopathic pulmonary fibrosis, oncology and pain, as well as animal health products. More information is available about the company at www.intelgenx.com.

CONTACT:

Dr. Horst G. Zerbe,
President and CEO
horst@IntelGenx.com
T: +1 514-331-7440
F: +1 514-331-0436
www.intelgenx.com